EXHIBIT 10.47

November 15, 2007

Michael R. Tyler

Dear Mike:

This letter will amend the addendum dated as of February 28 (the “Addendum”) to the letter offer of employment to you from Sanmina-SCI, dated as of February 23, 2007. The purpose of this amendment is to bring the Addendum into compliance with Section 409A of the Internal Revenue Code. Section 4 of the Addendum shall be amended as follows:

4.     If your employment is terminated by Sanmina-SCI without “cause”, or if you leave the Company for “good reason,” as the term “cause” has been previously defined between you and Sanmina-SCI, and “good reason” is defined in the safe harbor provisions in Treas. Reg. § 1.409A-1(n) (2), as amended, then you will receive twelve months of salary, upon execution by you, of an Agreement and General Release.

All other provisions of the Addendum remain the same.

Sincerely:

/s/WAYNE SHORTRIDGE
Wayne Shortridge
Chairman, Compensation Committee
Sanmina-SCI Corporation

 Agreed to and accepted this 15 day of November, 2007.

/s/ MICHAEL TYLER
Michael R. Tyler